AMENDMENT TO LICENSE AGREEMENT

RTIN Holdings, Inc. (hereinafter "RTIN" or “Licensor”) and Surforama.com, Inc. (hereinafter "Surforama" or “Licensee”), intending to be legally bound, agree as follows:

WHEREAS :

A. Surforama, by way of an assignment by RxSystems, Inc. on May 27, 2003, is the holder of a License Agreement (hereinafter "License") issued by RTIN on March 19, 2002.

B. The parties desire to amend the License to reflect certain modifications agreed to by the parties;

NOW, THEREFORE, for and in consideration of the premises and the mutual covenants hereinafter set-forth, the parties hereto do hereby agree as follows:

1.    The "Agreements" section is hereby amended and restated in full as follows:

"NOW THEREFORE, in consideration of

1.  Amounts previously paid under this Agreement, plus a promissory note for $1,160,879.99 payable in monthly installments of $25,000.00 per month through December 1, 2004, with the remaining principal and accrued interest due in one final payment on December 31, 2004;

2.  One Hundred Thousand (100,000) shares of Licensee (Surforama) Series A Preferred stock convertible into $2,000,000 of Licensee’s common shares at a conversion price of the average daily closing price of Licensee’s common stock for the 21 trading days in the month of September 2003, but in no circumstance less than $0.30 per share. These shares shall provide no liquidation or dividend preference and shall offer no voting rights, unless and until converted into Licensee’s common stock; and

3.  In consideration of the mutual covenants, terms, and conditions hereinafter expressed, and other good and valuable consideration, the receipt, adequacy, and sufficiency of which are acknowledged, the parties to this Agreement agree as follows:"

2.    Article V is hereby amended to add the following representations and warranties:

“C. Licensor recognizes that the receipt of the Shares from Licensee involves a high degree of risk in that Licensee has only recently commenced its proposed business and may require substantial funds;

D.   An investment in Licensee is highly speculative and only investors who can afford the loss of their entire investment should consider investing in the Shares;

E.   Licensor has been delivered a disclosure memorandum (the "Memorandum") furnished by Licensee and has had full opportunity to review the Memorandum with Licensor's legal and financial advisers prior to execution of this Amendment;

F.   Licensor has such knowledge and experience in finance, securities, investments, including investment in non-listed and non registered securities, and other business matters so as to be able to protect its interests in connection with this transaction;

G.   Licensor hereby acknowledges that this issuance of Shares has not been reviewed by the United States Securities and Exchange Commission ("SEC") and that the Shares are being issued by Licensee pursuant to an exemption from registration provided by Section 4(2) of the United States Securities Act;

H.   Licensor is acquiring the Shares as principal for Licensor's own benefit;

I.   Licensor is not aware of any advertisement of the Shares;

J.   Licensee is a corporation duly organized, existing and in good standing under the laws of the State of Nevada and has the corporate power to conduct the business which it conducts and proposes to conduct;

K.   Upon issue, the Shares will be duly and validly issued, fully paid and non-assessable Series A Convertible Preferred Stock in the capital of Licensee.”

3.    The parties agree to execute and deliver all such further documents, agreements and instruments and take such other and further action as may be necessary or appropriate to carry out the purposes and intent of this Amendment.

4.    The License Agreement is deemed to have been amended as of the day and year written below and, in all other respects, save and except as herein provided, the License Agreement is hereby confirmed.

IN WITNESS WHEREOF, this Amendment is executed on this 30th day of June, 2003

Surforama.com, Inc.                    RTIN Holdings, Inc.

/s/ David Parker___                                                                                                /s/  Curtis Swanson
By:  David Parker                   By: Curtis Swanson
Its:  CEO                                                                                                                 Its: President